Exhibit 16.1

June 9, 2021

US Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Piedmont Lithium Inc.
File No. 001-38427

Dear Sirs or Madams:

We have read Item 4.01 of Form 8-K of Piedmont Lithium Inc. dated June 9, 2021 and have the following comments:

1.	We agree with the statements made in Item 4.01 (a) Dismissal of Previous Independent Registered Public Accounting Firm.
2.	We have no basis on which to agree or disagree with the statements made in the Item 4.01 (b) Appointment of New Independent Registered Public Accounting Firm.

Very truly yours,
/s/ DELOITTE TOUCHE TOHMATSU

Perth, WA Australia
June 9, 2021